Independent Auditor's Consent

        As independent certified public accountants, we hereby consent to the use of our report dated March 13, 1997 relating to the financial statements of We Care Hair Realty, Inc. for the calendar year 1995 to be used, included in, and made part of the 8K filing of The Barbers Inc.

                               /s/ Citrin Cooperman & Company, LLP
                               Citrin Cooperman & Company, LLP
                               CERTIFIED PUBLIC ACCOUNTANTS

April 7, 1997
New York, New York